Exhibit 23.2

               Consent of Independent Accountants



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated January 21, 2003, relating to the financial statements, which appears in Progress Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2002.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 20, 2003